Via Renewables, Inc. Announces Dividend on Common and Preferred Stock; Amendment and Extension of Credit Facilities

HOUSTON, October 20, 2021 (ACCESSWIRE) – Via Renewables, Inc. ("Via Renewables" or the "Company") (NASDAQ: VIA), an independent retail energy services company, announced today that its Board of Directors has declared a quarterly cash dividend for the third quarter of 2021 in the amount of $0.18125 per share on its Class A Common Stock. This amount represents an annualized dividend of $0.725 per share. The third quarter dividend will be paid on December 15, 2021 to holders of record of Via Renewables’ Class A Common Stock on December 1, 2021.

Additionally, in accordance with the terms of the 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) of the Company, the Board of Directors has declared a quarterly cash dividend in the amount of $0.546875 per share on the Series A Preferred Stock. This amount represents an annualized dividend of $2.1875 per share. The dividend will be paid on January 17, 2022 to holders of record of Via Renewables’ Series A Preferred Stock on January 3, 2022.

Via Renewables also announced an amendment and extension (the “Amendment”) of its senior secured credit facility (the “Facility”) and an extension of its $25 million subordinated debt facility with its majority shareholder. The Facility, which was set to mature on July 31, 2022, now has a maturity date of October 13, 2023. The subordinated facility, which was set to mature on January 31, 2023, now has a maturity date of January 31, 2025.

“These facilities are pivotal for Via Renewables as the company explores new opportunities in sustainable energy solutions,” said Keith Maxwell, Via Renewables’ President and Chief Executive Officer. “We are excited about the new Acquisition Line in our senior credit facility which will be key for exploring new solutions. The Company is well positioned with ample liquidity to continue to streamline the business and pursue opportunities in the marketplace. We thank each of our lenders for renewing their commitments and continuing their support of our business.”

About Via Renewables, Inc.
Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity under our well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Headquartered in Houston, Texas, Via Renewables currently operates in 19 states and serves 100 utility territories. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at ViaRenewables.com. Investors are urged to monitor our website regularly for information and updates about the Company.

Contact: Via Renewables, Inc.
Investors:
Mike Barajas, 832-200-3727
Media:
Kira Jordan, 832-255-7302